Exhibit 99.2

PRESS RELEASE

AbbVie Celebrates Launch as New Biopharmaceutical Company with Employees, Patients

January 2, 2013

NEW YORK, Jan. 2, 2013 — AbbVie (NYSE:ABBV) today marks its launch as an independent biopharmaceutical company, with employees from more than 40 countries and patients joining AbbVie leaders as they ring the first opening bell of 2013 at the New York Stock Exchange.

With a rich, 125-year heritage of developing pharmaceuticals, AbbVie combines the focus and passion of a leading-edge biotech with the expertise and structure of a long-established pharmaceutical leader. A global enterprise that serves patients in more than 170 countries, AbbVie launches with an estimated $18 billion in annual revenues and a strong commitment to creating shareholder value through long-term growth potential and the continuation of the company’s history of shareholder dividends.

“Today AbbVie launches with an outstanding portfolio, a solid pipeline and enthusiastic people who will serve patients and deliver growth,” said Richard A. Gonzalez, Chairman of the Board and Chief Executive Officer, AbbVie. “With those assets and a relentless focus on innovation we intend to create significant value for our shareholders.”

Strong, Well-Managed Business and Product Portfolio

AbbVie launches with a team of experienced senior leaders who understand how to manage AbbVie for long-term, profitable growth and who have the proven ability to commercialize scientific discoveries for patients. As a biopharmaceutical company, AbbVie has adopted a streamlined and focused business model built on a broad portfolio of market leading medicines that will enable AbbVie to invest in tomorrow’s therapies.

The portfolio includes both growth brands and durable performers, including HUMIRA, AndroGel, Lupron, Synagis(1), Creon, Synthroid, Kaletra, Norvir and Zemplar.

Related information: www.abbvieinvestor.com

(1)  Synagis is a trademark of MedImmune

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AbbVie’s long-term growth will be fueled by a compelling pipeline of more than 20 mid- to late-stage clinical programs — as well as new discoveries to address diseases including Hepatitis C, rheumatoid arthritis, psoriasis, multiple sclerosis, Alzheimer’s disease, Parkinson’s disease, spondyloarthropathies, multiple myeloma and endometriosis. AbbVie has tripled the number of new molecular entities in its pipeline over the last several years.

With these and other compounds in its pipeline, AbbVie is rapidly developing therapies that have strong clinical performance, patient benefit and health economic value.

Related information: www.abbvie.com/research-innovation/pipeline.html

AbbVie’s Approach to Innovation

Making new discoveries and developing them into effective medicines is the foundation of the company’s mission and business. To accomplish those goals, AbbVie’s research is guided by a patient-driven research and development (R&D) approach that begins with a deep understanding of the serious diseases that are the company’s focus, as well as careful evaluation of the current needs of patients, payers and regulators worldwide. The company’s scientists and physicians focus their work on targets that have the best potential to fundamentally transform the way diseases are treated in the future.

AbbVie is committed to an agile and collaborative approach to innovation, across its global R&D and manufacturing sites. The company’s scientists rely on proprietary technologies and methods to help them more quickly advance the most promising compounds from laboratory to clinical trials. AbbVie’s research operates with a collaborative model that seeks to build the pipeline of discoveries from inside and outside the company’s own walls.

Related information: www.abbvie.com/research-innovation/focus-areas.html

A Focus on Patients

AbbVie is focused on developing specialty pharmaceuticals that address complex, unsolved health problems, particularly chronic diseases, that now account for 75 percent of all healthcare costs. By developing new specialty treatments that improve patient outcomes, AbbVie and its people are helping to reduce the long-term health and economic impact of these conditions.

Related information: www.abbvie.com/responsibility/patients-first/home.html

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Dedicated Employees to Build the Future

AbbVie’s 21,000 employees around the world are dedicated to meeting the needs of patients. They have the freedom, expertise, and ability to innovate and discover solutions to the world’s most pressing health needs.

“Our commitment at AbbVie is to build on Abbott’s 125-year heritage and address some of the world’s most serious health issues,” Gonzalez said. “We intend AbbVie’s enduring legacy to be one of finding treatments for patients with serious health care needs.”

AbbVie will be listed on the NYSE and Euronext Exchange beginning today under the ticker symbol “ABBV”. A live webcast of the Opening Bell, beginning today at 9:29 a.m. EST, will be available on the NYSE website.  Photos and an archived video of the bell ringing will be available on Facebook (NYSE Euronext-Official Site), YouTube (nysetv1), and Twitter (@NYSEEuronext), #NYSEBell.

AbbVie Facts

•                  Corporate Headquarters: North Chicago, Illinois, USA

•                  Executive Leadership Team:

•                  Richard A. Gonzalez, Chairman of the Board and Chief Executive Officer

•                  Laura J. Schumacher, Executive Vice President, Business Development, External Affairs and General Counsel

•                  William J. Chase, Executive Vice President, Chief Financial Officer

•                  Carlos Alban, Executive Vice President, Commercial Operations

•                  John M. Leonard, M.D., Senior Vice President, Chief Scientific Officer

•                  Timothy J. Richmond, Senior Vice President, Human Resources

Becoming AbbVie

AbbVie (NYSE:ABBV) is a global, research-based biopharmaceutical company formed in 2013 following separation from Abbott. AbbVie combines the focus and passion of a leading-edge biotech with the expertise and structure of a long-established pharmaceutical leader. The company’s mission is to use its expertise, dedicated people and unique approach to innovation to develop and market advanced therapies that address some of the world’s most complex and serious diseases.

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AbbVie aims to help patients live healthier lives and collaborate on sustainable healthcare solutions. In 2013, AbbVie will employ approximately 21,000 people worldwide and market medicines in more than 170 countries. For further information on the company and its people, portfolio and commitments, please visit www.abbvie.com. Follow @abbvie on Twitter or view careers on our Facebook or LinkedIn page.

Forward-Looking Statements

Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. AbbVie cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Economic, competitive, governmental, technological and other factors that may affect AbbVie’s operations are discussed in the “Risk Factors” section of the Information Statement attached to our Form 10 Registration Statement, which has been filed with the SEC, and are incorporated by reference.  AbbVie undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

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Media:

Greg Miley
(847) 938-4898

Adelle Infante
(847) 938-8745

Investors:

Larry Peepo
(847) 935-6722

Liz Shea
(847) 935-2211

AbbVie Inc.	+1 (847) 932-7900
1 North Waukegan Road	abbvie.com
North Chicago, IL 60064